Exhibit 99.1

November 5, 2013	Analyst Contact:	T.D. Eureste 918-588-7167
	Media Contact:	Brad Borror 918-588-7582

ONEOK Partners Announces Third-quarter 2013 Financial Results;
Updates 2013 Earnings Guidance Ranges

Natural Gas and Natural Gas Liquids Volumes Continue to Increase

TULSA, Okla. – Nov. 5, 2013 – ONEOK Partners, L.P. (NYSE: OKS) today announced third-quarter 2013 net income attributable to ONEOK Partners of $216.3 million, or 64 cents per unit, compared with $232.3 million, or 78 cents per unit, in the third quarter 2012. Earnings before interest, taxes, depreciation and amortization (EBITDA) were $331.9 million in the third quarter 2013, compared with $329.2 million in the third quarter 2012.

The partnership also updated its 2013 net income guidance range to $790 million to $830 million, compared with the previous guidance range of $790 million to $870 million, reflecting lower anticipated earnings in the partnership’s natural gas liquids segment due to narrower natural gas liquids (NGL) location price differentials. The partnership's distributable cash flow (DCF) is expected to be in the range of $930 million to $980 million, compared with the previous guidance range of $910 million to $1.0 billion.

Third-quarter 2013 results reflect higher natural gas volumes gathered and processed, and natural gas liquids gathered as a result of recently completed growth projects. NGL exchange-services margins continued to increase, while NGL optimization margins decreased as a result of narrower NGL location price differentials and ONEOK Partners’ strategy to convert NGL optimization capacity to fee-based exchange-services capacity.

“Our natural gas gathering and processing, and natural gas liquids segments continued to benefit from volume growth in the third quarter due primarily to completed growth projects and increased well connections in the Williston Basin,” said John W. Gibson, chairman and chief executive officer of ONEOK Partners. “We expect continued volume growth across our operations as we execute our $5.3 billion to $5.6 billion capital-growth program through 2015, which includes our recently announced acquisition of the Sage Creek natural gas processing plant and related investments in the NGL-rich area of the Powder River Basin.

“As expected, continued lower NGL prices, narrower location price differentials and ethane rejection adversely affected our natural gas liquids segment,” Gibson added. “While we anticipate ethane rejection will continue through 2015 - although at lower levels than we’re

-more-

ONEOK Partners Announces Third-quarter 2013 Financial Results;
Updates 2013 Earnings Guidance Ranges

November 5, 2013

currently experiencing – we expect that new NGL supply commitments will provide incremental volumes over the next two years to help offset the impact on our natural gas liquids segment.”

Third-quarter 2013 DCF was $259.1 million, providing 1.14 times coverage of the cash distributions that will be paid on Nov. 14, 2013, to unitholders of record on Nov. 4, 2013, compared with third quarter 2012 DCF of $261.4 million that provided 1.34 times coverage. DCF for the first nine months of 2013 was $704.2 million, providing 1.04 times coverage, compared with $780.7 million for the same period last year that provided 1.45 times coverage.

Year-to-date net income attributable to ONEOK Partners was $575.3 million, or $1.68 per unit, compared with $677.6 million, or $2.38 per unit, for the same period last year. Year-to-date 2013 EBITDA was $907.4 million, compared with $979.3 million in the same period last year.

THIRD-QUARTER AND YEAR-TO-DATE 2013 FINANCIAL PERFORMANCE

Third-quarter 2013 operating income was $240.1 million, compared with $248.4 million in the third quarter 2012.

In the third quarter 2013, higher natural gas volumes gathered and processed, and NGL volumes gathered as a result of the completed growth projects in the natural gas gathering and processing, and the natural gas liquids segments were offset by:

•	Significantly narrower NGL location price differentials;

•	Lower realized natural gas and NGL product prices;

•	Lower NGL volumes as a result of ethane rejection; and

•	Increased depreciation and amortization expense from the completed growth projects.

Operating income for the first nine months of 2013 was $647.8 million, compared with $732.5 million for the same period last year.

The decrease in operating income for the nine-month 2013 period reflects lower net margins from significantly narrower NGL location price differentials, lower realized natural gas and NGL product prices, and the impact of ethane rejection. These decreases were offset partially by higher natural gas volumes gathered and processed, and NGL volumes gathered as a result of the completed growth projects in the natural gas gathering and processing, and the natural gas liquids segments.

Third-quarter 2013 equity earnings were $27.5 million, compared with $28.6 million in the third quarter 2012. Year-to-date 2013 equity earnings were $79.7 million, compared with $92.4 million for the same period last year. These decreases in equity earnings in the three- and nine-month 2013 periods were due to the impact of decreased transportation rates on Northern Border Pipeline and lower NGL volumes on Overland Pass Pipeline due to ethane rejection.

-more-

ONEOK Partners Announces Third-quarter 2013 Financial Results;
Updates 2013 Earnings Guidance Ranges

November 5, 2013

Operating costs were $122.4 million in the third quarter 2013, compared with $121.2 million for the same period last year. Operating costs for the nine-month 2013 period were $384.6 million, compared with $360.4 million for the same period last year. The increase for the nine-month 2013 period is a result of the growth in the partnership’s operations.

Depreciation and amortization expense was $61.2 million in the third quarter 2013, compared with $49.8 million for the same period last year. Depreciation and amortization expense for the first nine months of 2013 was $174.1 million, compared with $150.0 million for the same period last year. These increases for the three- and nine-month 2013 periods were due primarily to the partnership’s completed growth projects.

Capital expenditures were $449.1 million in the third quarter 2013, compared with $375.3 million for the same period in 2012. Year-to-date 2013 capital expenditures were approximately $1.4 billion, compared with $1.0 billion for the same period last year. These increases were due primarily to growth projects in the natural gas gathering and processing, and natural gas liquids segments.

> View earnings tables

THIRD-QUARTER 2013 SUMMARY:

•	Natural gas gathering and processing segment operating income of $58.5 million, compared with $57.0 million in the third quarter 2012;

•	Natural gas liquids segment operating income of $146.2 million, compared with $158.8 million in the third quarter 2012;

•	Natural gas pipelines segment operating income of $35.2 million, compared with $33.5 million in the third quarter 2012;

•	Completing in August 2013 a public offering of 11.5 million common units generating net proceeds of approximately $553.4 million;

•
Completing in September 2013 a $1.25 billion public offering of senior notes, consisting of $425 million of five-year senior notes at 3.2 percent; $425 million of 10-year senior notes at 5.0 percent; and $400 million of 30-year senior notes at 6.2 percent, generating net proceeds of approximately $1.24 billion;

•	Increasing investments in its 2010 to 2015 growth program to a range of $5.3 billion to $5.6 billion by:

–
Completing in September 2013 the acquisition of a 50-million cubic feet per day (MMcf/d) natural gas processing facility - the Sage Creek plant and related natural gas gathering and NGL infrastructure - in Converse and Campbell Counties, Wyo., for $305 million; and

–
Announcing an investment of $135 million in the Sage Creek assets to upgrade and construct natural gas gathering and processing related infrastructure, construct new NGL pipeline infrastructure and connect the Sage Creek natural gas processing plant to the partnership’s Bakken NGL Pipeline;

-more-

ONEOK Partners Announces Third-quarter 2013 Financial Results;
Updates 2013 Earnings Guidance Ranges

November 5, 2013

•
Having $723.0 million of cash and cash equivalents and $47.0 million in commercial paper outstanding and no borrowings outstanding under the partnership’s $1.2 billion revolving credit facility as of Sept. 30, 2013; and

•
Increasing in October 2013 its third-quarter distribution to 72.5 cents per unit, or $2.90 per unit on an annualized basis, payable on Nov. 14, 2013, to unitholders of record at the close of business Nov. 4, 2013.

BUSINESS-UNIT RESULTS:

Natural Gas Gathering and Processing Segment

The natural gas gathering and processing segment reported third-quarter 2013 operating income of $58.5 million, compared with operating income of $57.0 million for the third quarter 2012, which reflects:

•
A $21.1 million increase due primarily to volume growth in the Williston Basin from the Stateline I and Stateline II natural gas processing plants and increased well connections, which resulted in higher natural gas volumes gathered, compressed, processed, transported and sold;

•	A $4.3 million decrease due primarily to lower realized NGL product prices;

•	A $1.8 million decrease due to changes in contract mix and terms associated with volume growth; and

•	A $13.5 million increase in operating costs and depreciation and amortization expense.

Operating income for the nine-month 2013 period was $147.7 million, compared with $151.3 million in the same period last year, which reflects:

•
A $66.0 million increase due primarily to volume growth in the Williston Basin from the Stateline I and Stateline II natural gas processing plants and increased well connections, which resulted in higher natural gas volumes gathered, compressed, processed, transported and sold;

•	A $6.4 million increase due to a contract settlement;

•	A $25.8 million decrease due primarily to lower realized NGL product prices;

•	An $8.3 million decrease due to changes in contract mix and terms associated with volume growth;

•	A $2.8 million decrease from lower dry natural gas volumes gathered in the Powder River Basin as a result of continued production declines; and

•	A $35.9 million increase in operating costs and depreciation and amortization expense.

Operating costs in the third quarter 2013 were $45.1 million, compared with $39.4 million for the third quarter 2012. Third-quarter 2013 operating costs, compared with operating costs in the same period 2012, reflect:

-more-

ONEOK Partners Announces Third-quarter 2013 Financial Results;
Updates 2013 Earnings Guidance Ranges

November 5, 2013

•	A $4.7 million increase due to higher materials, supplies and outside services expenses; and

•	A $1.0 million increase due to higher labor and employee benefit costs, offset partially by other employee-related expenses.

Operating costs for the nine-month 2013 period were $141.7 million, compared with $120.9 million for the same period last year. Nine-month 2013 operating costs, compared with operating costs in the same period 2012, reflect:

•	A $10.4 million increase due to higher materials, supplies and outside services expenses;

•	A $6.6 million increase due to higher labor and employee benefit costs, offset partially by other employee-related expenses; and

•	A $2.1 million increase from higher property taxes.

Depreciation and amortization expense for the three-month 2013 period was $27.4 million, compared with $19.6 million for the same period last year. Depreciation and amortization expense for the nine-month 2013 period was $76.4 million, compared with $61.3 million for the same period last year. These increases were due to the completion of the Stateline I and Stateline II natural gas processing plants, well connections and infrastructure projects, supporting the volume growth in the Williston Basin.

Key Statistics: More detailed information is listed on page 22 in the tables.

•
Natural gas gathered was 1,389 billion British thermal units per day (BBtu/d) in the third quarter 2013, up 21 percent compared with the same period last year due to increased well connections in the Williston Basin and western Oklahoma, and the completion of additional natural gas gathering lines and compression; including its Divide County gathering system, to support the Stateline I and Stateline II natural gas processing plants in the Williston Basin, offset partially by continued dry natural gas production declines in the Powder River Basin in Wyoming; and up 5 percent compared with the second quarter 2013;

•
Natural gas processed was 1,135 BBtu/d in the third quarter 2013, up 25 percent compared with the same period last year due to increased well connections in the Williston Basin and western Oklahoma, and the completion of the Stateline I and Stateline II natural gas processing plants in the Williston Basin, including its Divide County gathering system; and up 8 percent compared with the second quarter 2013;

•
NGL sales were 83,000 barrels per day (bpd) in the third quarter 2013, up 34 percent compared with the same period last year due to the completion of the Stateline I and Stateline II natural gas processing plants in the Williston Basin; and up 11 percent compared with the second quarter 2013;

-more-

ONEOK Partners Announces Third-quarter 2013 Financial Results;
Updates 2013 Earnings Guidance Ranges

November 5, 2013

•
The realized composite NGL net sales price was 90 cents per gallon in the third quarter 2013, down 18 percent compared with the same period last year; and up 6 percent compared with the second quarter 2013;

•
The realized condensate net sales price was $90.68 per barrel in the third quarter 2013, up 5 percent compared with the same period last year; and up 8 percent compared with the second quarter 2013; and

•
The realized residue natural gas net sales price was $3.36 per million British thermal units (MMBtu) in the third quarter 2013, down 9 percent compared with the same period last year; and down 6 percent compared with the second quarter 2013.

The natural gas gathering and processing segment’s quantity and composition of natural gas liquids and natural gas volumes continue to change as new natural gas processing plants in the Williston Basin are placed into service. The Garden Creek, Stateline I and Stateline II natural gas processing plants have the capability to recover ethane when economic conditions warrant but did not recover ethane during the first nine months of 2013. As a result, the partnership’s equity NGL volumes were weighted less toward ethane and more toward propane, iso-butane, normal butane and natural gasoline, compared with the same period in the previous year.

For the third-quarter 2013, the segment connected approximately 340 new wells, compared with approximately 280 wells for the same period in 2012. For the first nine months of 2013, the segment connected approximately 950 new wells, compared with approximately 710 wells for the same period in 2012. The partnership expects to connect approximately 1,200 wells in 2013.

The following table contains operating information for the periods indicated:

-more-

ONEOK Partners Announces Third-quarter 2013 Financial Results;
Updates 2013 Earnings Guidance Ranges

November 5, 2013

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Operating Information (a) (d)	2013	2012	2013	2012
Commodity
NGL sales (Bbl/d) (b)	14,621	11,487	13,827	11,097
Residue gas sales (MMBtu/d) (c)	76,801	54,435	67,722	46,636
Condensate sales (Bbl/d) (b)	2,018	2,025	2,373	2,401
Percentage of total net margin	66%	70%	65%	69%
Fee-based
Wellhead volumes (MMBtu/d)	1,389,485	1,149,072	1,310,734	1,091,063
Average rate ($/MMBtu)	$0.35	$0.34	$0.35	$0.35
Percentage of total net margin	34%	30%	35%	31%
(a) - Includes volumes for consolidated entities only.
(b) - Represents equity volumes.
(c) - Represents equity volumes net of fuel.
(d) - Keep-whole quantities represent less than two percent of our contracts by volume. The quantities of natural gas for fuel and shrink associated with our keep-whole contracts have been deducted from residue gas sales, and the NGLs and condensate retained from our keep-whole contracts are included in NGL sales and condensate sales. Prior periods have been recast to conform to current presentation.

The natural gas gathering and processing segment is exposed to commodity-price risk as a result of receiving commodities in exchange for its services. The following tables provide hedging information for its equity volumes in the natural gas gathering and processing segment for the periods indicated:

	Three Months Ending December 31, 2013
	Volumes Hedged	Average Price		Percentage Hedged
NGLs (Bbl/d)	9,034	$1.11	/ gallon	61%
Condensate (Bbl/d)	2,213	$2.41	/ gallon	80%
Total (Bbl/d)	11,247	$1.37	/ gallon	64%
Natural gas (MMBtu/d)	68,315	$3.90	/ MMBtu	75%

	Year Ending December 31, 2014
	Volumes Hedged	Average Price		Percentage Hedged
NGLs (Bbl/d)	1,475	$1.37	/ gallon	11%
Condensate (Bbl/d)	2,233	$2.24	/ gallon	66%
Total (Bbl/d)	3,708	$1.89	/ gallon	22%
Natural gas (MMBtu/d)	69,274	$4.11	/ MMBtu	63%

	Year Ending December 31, 2015
	Volumes Hedged	Average Price		Percentage Hedged
Natural gas (MMBtu/d)	48,877	$4.19	/ MMBtu	41%
The partnership expects its NGL and natural gas commodity-price sensitivities to increase in the future as its capital projects are completed and volumes increase under percent-of-proceeds contracts with its customers. All of the natural gas gathering and processing segment’s

-more-

ONEOK Partners Announces Third-quarter 2013 Financial Results;
Updates 2013 Earnings Guidance Ranges

November 5, 2013

commodity-price sensitivities are estimated as a hypothetical change in the price of NGLs, crude oil and natural gas as of Sept. 30, 2013, excluding the effects of hedging and assuming normal operating conditions. Condensate sales are based on the price of crude oil. The natural gas gathering and processing segment estimates the following sensitivities:

•	A 1-cent-per-gallon change in the composite price of NGLs would change annual net margin by approximately $2.0 million;

•	A $1.00-per-barrel change in the price of crude oil would change annual net margin by approximately $1.3 million; and

•	A 10-cent-per-MMBtu change in the price of natural gas would change annual net margin by approximately $3.7 million.

These estimates do not include any effects on demand for ONEOK Partners’ services or natural gas processing plant operations that might be caused by, or arise in conjunction with, price changes. For example, a change in the gross processing spread may cause a change in the amount of ethane extracted from the natural gas stream, impacting gathering and processing margins for certain contracts.

Natural Gas Liquids Segment

The natural gas liquids segment reported third-quarter 2013 operating income of $146.2 million, compared with $158.8 million in the same period last year, which reflects:

•
A $35.0 million increase in exchange-services margins from higher NGL volumes gathered, higher fees from contract renegotiations for its NGL exchange-services activities and higher revenues from customers with minimum volume obligations;

•	A $9.8 million increase in operational measurement gains of approximately $2.8 million in the third quarter 2013, compared with losses of approximately $7.0 million in the same period last year;

•	A $4.1 million increase in storage margins due primarily to contract renegotiations;

•
A $42.3 million decrease in optimization and marketing margins, primarily as a result of a $39.5 million decrease from significantly narrower NGL location price differentials, offset partially by higher transportation capacity available for optimization activities due to ethane rejection, and a $17.8 million decrease in marketing margins, offset partially by a $15.0 million increase due primarily to more favorable NGL product price differentials. In the third quarter 2012, the segment realized higher marketing margins on the sale of NGL inventory held as a result of scheduled maintenance at its Mont Belvieu, Texas, NGL fractionation facility;

•	An $8.0 million decrease from the impact of ethane rejection, which resulted in lower NGL volumes;

•	A $6.9 million decrease from lower isomerization volumes, resulting from narrower price differentials between normal butane and iso-butane; and

-more-

ONEOK Partners Announces Third-quarter 2013 Financial Results;
Updates 2013 Earnings Guidance Ranges

November 5, 2013

•	A $4.6 million increase in operating costs and depreciation and amortization expense.

Operating income for the nine-month 2013 period was $396.0 million, compared with $482.4 million for the same period last year, which reflects:

•
A $124.6 million increase in exchange-services margins from higher NGL volumes gathered, higher fees from contract renegotiations for its NGL exchange-services activities and higher revenues from customers with minimum volume obligations;

•	A $19.7 million increase due to the impact of operational measurement gains of approximately $11.5 million in 2013, compared with losses of approximately $8.2 million in the same period last year;

•	A $5.7 million increase in storage margins due primarily to contract renegotiations;

•	A $173.8 million decrease in optimization and marketing margins, primarily as a result of significantly narrower NGL location price differentials;

•	A $32.0 million decrease from the impact of ethane rejection, which resulted in lower NGL volumes;

•	A $15.8 million decrease from lower isomerization volumes, resulting from the narrower price differential between normal butane and iso-butane; and

•	A $15.3 million increase in operating costs and depreciation and amortization expense.

Operating costs were $57.0 million in the third quarter 2013, compared with $56.8 million in the third quarter 2012, which reflect:

•	A $2.8 million increase due to higher property taxes related to completed capital projects; and

•	A $1.7 million decrease due to other employee-related expenses, offset partially by higher labor and employee benefit costs due to growth in operations related to completed capital projects.

Operating costs for the nine-month 2013 period were $171.1 million, compared with $166.6 million for the same period last year, which reflect:

•
A $2.0 million increase due to higher labor and employee benefit costs associated with the growth in operations related to completed capital projects, offset partially by other lower employee-related expenses; and

•	A $3.6 million increase due to higher property taxes.

Depreciation and amortization expense for the three-month 2013 period was $23.0 million, compared with $18.6 million for the same period last year. Depreciation and amortization expense for the nine-month 2013 period was $65.0 million, compared with $54.2 million for the same period last year, due primarily to higher depreciation associated with completed capital projects.

-more-

ONEOK Partners Announces Third-quarter 2013 Financial Results;
Updates 2013 Earnings Guidance Ranges

November 5, 2013

Equity earnings from investments were $6.3 million in the third quarter 2013, compared with $4.7 million for the same period in 2012. Nine-month 2013 equity earnings from investments were $15.4 million, compared with $16.4 million for the same period last year.

The increase in equity earnings for the third-quarter 2013 period was due primarily to higher volumes delivered to the partnership’s 50 percent-owned Overland Pass Pipeline from its Bakken NGL Pipeline, which was placed in service in April 2013, offset partially by reduced volumes as a result of ethane rejection.

The impact of ethane rejection decreased equity earnings $2.8 million and $10.7 million for the three- and nine-month 2013 periods, respectively, compared with the same periods last year.

Key Statistics: More detailed information is listed on page 22 in the tables.

•
NGLs transported on gathering lines were 574,000 bpd in the third quarter 2013, up 8 percent compared with the same period last year, due primarily to increased volumes from the Williston Basin made available by the completed Bakken NGL Pipeline; and NGLs gathered as a result of the capacity increase in the Mid-Continent and Texas made available through the partnership’s Cana-Woodford Shale and Granite Wash projects; offset partially by decreases in NGL volumes gathered as a result of ethane rejection; and up 4 percent compared with the second quarter 2013 ;

•
NGLs fractionated were 557,000 bpd in the third quarter 2013, down 4 percent compared with the same period last year, due to lower volumes from ethane rejection during 2013, offset partially by higher volumes from the Williston Basin made available by the segment’s completed Bakken NGL Pipeline; and up 4 percent compared with the second quarter 2013;

•
NGLs transported on distribution lines were 454,000 bpd in the third quarter 2013, down 10 percent compared with the same period last year, due primarily to decreased volumes from ethane rejection; and up 5 percent compared with the second quarter 2013; and

•
The average Conway-to-Mont Belvieu price differential of ethane in ethane/propane mix, based on Oil Price Information Service (OPIS) pricing, was 4 cents per gallon in the third quarter 2013, compared with 16 cents per gallon in the same period last year; and 6 cents per gallon in the second quarter 2013.

Natural Gas Pipelines Segment

The natural gas pipelines segment reported third-quarter 2013 operating income of $35.2 million, compared with $33.5 million for the third quarter 2012. Operating income for the nine-month 2013 period was $102.9 million, compared with $99.1 million for the same period last year. Third-quarter and year-to-date 2013 results reflect an increase of $1.8 million and $6.1 million, respectively, in transportation margins due primarily to higher rates on Guardian Pipeline and higher contracted capacity with natural gas producers on our intrastate pipelines.

-more-

ONEOK Partners Announces Third-quarter 2013 Financial Results;
Updates 2013 Earnings Guidance Ranges

November 5, 2013

Third-quarter 2013 equity earnings from investments, primarily from the partnership’s 50 percent-owned Northern Border Pipeline, were $16.5 million, compared with $18.3 million in the same period in 2012. Nine-month 2013 equity earnings were $48.1 million, compared with $55.0 million in the same period last year.

These decreases in equity earnings for the third-quarter and year-to-date 2013 periods were due primarily to reduced transportation rates resulting from a Northern Border Pipeline rate settlement that became effective Jan. 1, 2013. Substantially all of Northern Border Pipeline’s long-haul transportation capacity has been contracted through March 2015.

Key Statistics: More detailed information is listed on page 22 in the tables.

•
Natural gas transportation capacity contracted was 5,428 thousand dekatherms per day in the third quarter 2013, up 3 percent compared with the same period last year; and up 1 percent compared with the second quarter 2013;

•
Natural gas transportation capacity subscribed was 89 percent in the third quarter 2013, up 2 percent compared with the same period last year; and up 1 percent compared with the second quarter 2013; and

•
The average natural gas price in the Mid-Continent region was $3.42 per MMBtu in the third quarter 2013, up 24 percent compared with the same period last year; and down 11 percent compared with the second quarter 2013.

GROWTH ACTIVITIES:

The partnership has announced approximately $5.3 billion to $5.6 billion in growth projects and acquisitions between 2010 and 2015, of which approximately $2.2 billion have been completed.

•
Of the approximately $2.4 billion to $2.5 billion of announced growth projects and acquisitions in the natural gas gathering and processing segment, projects totaling approximately $1.3 billion have been completed, as follows:

–
Approximately $360 million for the Garden Creek plant, a 100 MMcf/d natural gas processing facility in the Bakken Shale and Three Forks formations in the Williston Basin in North Dakota that was placed in service in December 2011, and related expansions; and for new well connections, expansions and upgrades to the existing natural gas gathering system infrastructure;

–
Approximately $600 million to construct the Stateline I and Stateline II plants, each with 100 MMcf/d of natural gas processing capacity, and related expansions and upgrades to the existing gathering and compression infrastructure, and new well connections in the Bakken Shale and Three Forks formations in the Williston

-more-

ONEOK Partners Announces Third-quarter 2013 Financial Results;
Updates 2013 Earnings Guidance Ranges

November 5, 2013

Basin in North Dakota. The Stateline I plant was placed in service in September 2012, and the Stateline II plant was placed in service in April 2013; and

–
Approximately $305 million to acquire the Sage Creek plant, a 50 MMcf/d natural gas processing facility, and related natural gas gathering and natural gas liquids infrastructure in the Powder River Basin in Wyoming.

•	Approximately $1.1 billion to $1.2 billion of announced growth projects in the natural gas gathering and processing segment are in various stages of construction, as follows:

–
Approximately $150 million to construct a 270-mile natural gas gathering system and related infrastructure in Divide County, N.D., that was placed in service in 2013. The remaining $20 million of additional expansion of the system is expected to be completed by year-end 2014. The system gathers and transports natural gas from producers in the Bakken Shale and Three Forks formations in the Williston Basin to the partnership's Stateline I and Stateline II plants, each with 100 MMcf/d of natural gas processing capacity in western Williams County, N.D;

–
Approximately $350 million to construct the Canadian Valley plant, a 200 MMcf/d natural gas processing facility in the Cana-Woodford Shale in Oklahoma, which is expected to be completed in the first quarter 2014; and expansions and upgrades to the existing gathering and compression infrastructure;

–
Approximately $310 million to $345 million to construct the Garden Creek II plant, a 100 MMcf/d natural gas processing facility in the Bakken Shale and Three Forks formations in the Williston Basin in North Dakota, which is expected to be completed in the third quarter 2014; and expansions and upgrades to the existing gathering and compression infrastructure;

–	Approximately $50 million to upgrade the recently acquired Sage Creek natural gas processing plant, and construct natural gas gathering and processing infrastructure through 2016; and

–
Approximately $325 million to $360 million to construct the Garden Creek III plant, a 100 MMcf/d natural gas processing facility in the Bakken Shale and Three Forks formations in the Williston Basin in North Dakota, which is expected to be completed in the first quarter 2015; and expansions and upgrades to the existing gathering and compression infrastructure.

•
Of the approximately $2.9 billion to $3.1 billion of announced growth projects and acquisitions in the natural gas liquids segment, projects totaling approximately $900 million have been completed, as follows:

-more-

ONEOK Partners Announces Third-quarter 2013 Financial Results;
Updates 2013 Earnings Guidance Ranges

November 5, 2013

–
Approximately $30 million for the installation of seven additional pump stations along its existing Sterling I NGL distribution pipeline that was placed in service at the end of 2011; the additional pump stations increased the pipeline’s capacity by 15,000 bpd;

–
Approximately $220 million to construct more than 230 miles of 10- and 12-inch diameter NGL pipelines that expanded the partnership's existing Mid-Continent NGL gathering system in the Cana-Woodford and Granite Wash areas by adding an incremental 75,000 bpd to 80,000 bpd of unfractionated NGLs to the partnership's existing NGL gathering systems in the Mid-Continent and the Arbuckle Pipeline. These NGL pipelines were placed in service in April 2012, and the partnership connected three new third-party natural gas processing facilities and three existing third-party natural gas processing facilities that were expanded to its NGL gathering system. In addition, the installation of additional pump stations on the Arbuckle Pipeline was completed, increasing its capacity to 240,000 bpd;

–
Approximately $117 million for a 60,000 bpd expansion of the partnership’s NGL fractionation capacity at Bushton, Kan., which was placed in service in September 2012, to accommodate NGL volumes from the Mid-Continent and Williston Basin;

–
Approximately $490 million to $520 million for the construction of an approximately 600-mile NGL pipeline - the Bakken NGL Pipeline - to transport unfractionated NGLs produced from the Bakken Shale in the Williston Basin to the partnership’s 50 percent-owned Overland Pass Pipeline, a 760-mile NGL pipeline extending from southern Wyoming to Conway, Kan. The Bakken NGL Pipeline was placed in service in April 2013, with current capacity of 60,000 bpd;

–
Approximately $23 million for the construction of a 12-inch diameter ethane header pipeline that creates a new point of interconnection between the Mont Belvieu, Texas, NGL fractionation and storage assets, and several petrochemical customers. The ethane header pipeline has the capacity to transport 400,000 bpd of purity ethane from the partnership’s NGL storage facilities; its 80 percent-owned, 160,000 bpd MB-1 NGL fractionator; and its two wholly owned, 75,000-bpd MB-2 and MB-3 NGL fractionators that are under construction. The ethane header pipeline was placed in service in April 2013; and

–
Approximately $36 million on the partnership’s 50 percent-owned Overland Pass Pipeline for a 60,000-bpd capacity expansion to transport the additional unfractionated NGL volumes from the Bakken NGL Pipeline, which was completed in the second quarter 2013.

-more-

ONEOK Partners Announces Third-quarter 2013 Financial Results;
Updates 2013 Earnings Guidance Ranges

November 5, 2013

•	Approximately $2.0 billion to $2.2 billion of announced growth projects in the natural gas liquids segment are in various stages of construction, as follows:

–	Approximately $360 million to $390 million for the construction of a 75,000 bpd NGL fractionator, MB-2, at Mont Belvieu, Texas, which is expected to be in service in November 2013;

–
Approximately $700 million to $800 million for the construction of a 540-plus-mile, 16-inch NGL pipeline - the Sterling III Pipeline - expected to be completed in late 2013, to transport either unfractionated NGLs or NGL purity products from the Mid-Continent region to the Texas Gulf Coast, with an initial capacity of 193,000 bpd and the ability to expand to 250,000 bpd; and the reconfiguration of its existing Sterling I and II NGL distribution pipelines to transport either unfractionated NGLs or NGL purity products;

–
Approximately $45 million to install a 40,000 bpd ethane/propane (E/P) splitter at its Mont Belvieu NGL storage facility to split E/P mix into purity ethane, which is expected to be completed in the first quarter 2014;

–
Approximately $100 million to install additional pump stations on the Bakken NGL Pipeline to increase its capacity to 135,000 bpd from its current capacity of 60,000 bpd. The expansion is expected to be completed in the third quarter 2014;

–
Approximately $525 million to $575 million for the construction of a 75,000 bpd NGL fractionator, MB-3, and related infrastructure at Mont Belvieu, Texas, that is expected to be completed in the fourth quarter 2014;

–
Approximately $85 for the construction of new NGL pipeline infrastructure to connect the recently acquired Sage Creek natural gas processing plant to the partnerships’ Bakken NGL Pipeline, which is expected to be completed by year-end 2014; and

–
Approximately $140 million, announced in January 2013, for the construction of an approximately 95-mile NGL pipeline between existing NGL fractionation infrastructure at Hutchinson, Kan., and Medford, Okla., and the modification of the partnership’s NGL fractionation infrastructure at Hutchinson, Kan., to accommodate unfractionated NGLs produced in the Williston Basin; both projects are expected to be completed in the first quarter 2015.

-more-

ONEOK Partners Announces Third-quarter 2013 Financial Results;
Updates 2013 Earnings Guidance Ranges

November 5, 2013

EARNINGS CONFERENCE CALL AND WEBCAST:

ONEOK Partners and ONEOK executive management will conduct a joint conference call on Wednesday, Nov. 6, 2013, at 11 a.m. Eastern Standard Time (10 a.m. Central Standard Time). The call also will be carried live on ONEOK Partners’ and ONEOK’s websites.

To participate in the telephone conference call, dial 888-850-2545, pass code 2072368, or log on to www.oneokpartners.com or www.oneok.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK Partners’ website, www.oneokpartners.com, and ONEOK’s website, www.oneok.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 888-203-1112, pass code 2072368.

LINK TO EARNINGS TABLES:

http://www.oneokpartners.com/~/media/ONEOKPartners/EarningsTables/2013/OKS-Q3_2013_Earnings_FG83SoP.ashx

NON-GAAP (GENERALLY ACCEPTED ACCOUNTING PRINCIPLES) FINANCIAL MEASURES:

ONEOK Partners has disclosed in this news release historical EBITDA, DCF and coverage ratio levels, and anticipated DCF levels that are non-GAAP financial measures. EBITDA, DCF and coverage ratio are used as measures of the partnership’s financial performance and are defined as follows:

•	EBITDA is defined as net income adjusted for interest expense, depreciation and amortization, income taxes and allowance for equity funds used during construction;

•
DCF is defined as EBITDA, computed as described above, less interest expense, maintenance capital expenditures and equity earnings from investments, adjusted for cash distributions received and certain other items;

•	Coverage ratio is defined as distributable cash flow to limited partners per limited partner unit divided by the distribution declared per limited partner unit for the period; and

•
Distributable cash flow to limited partners per limited partner unit is computed as DCF less distributions declared to the general partner for the period, divided by the weighted-average number of units outstanding for the period.

The partnership believes the non-GAAP financial measures described above are useful to investors because these measurements are used by many companies in its industry as a measurement of financial performance and are commonly employed by financial analysts and others to evaluate the financial performance of the partnership and to compare the financial performance of the partnership with the performance of other publicly traded partnerships within its industry.

-more-

ONEOK Partners Announces Third-quarter 2013 Financial Results;
Updates 2013 Earnings Guidance Ranges

November 5, 2013

EBITDA, DCF and coverage ratio should not be considered alternatives to net income, earnings per unit or any other measure of financial performance presented in accordance with GAAP.

These non-GAAP financial measures exclude some, but not all, items that affect net income. Additionally, these calculations may not be comparable with similarly titled measures of other companies. Furthermore, these non-GAAP measures should not be viewed as indicative of the actual amount of cash that is available for distributions or that is planned to be distributed for a given period nor do they equate to available cash as defined in the partnership agreement.

ONEOK Partners, L.P. (pronounced ONE-OAK) (NYSE: OKS) is one of the largest publicly traded master limited partnerships, and is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers.  Its general partner is a wholly owned subsidiary of ONEOK, Inc. (NYSE: OKE), a diversified energy company, which owns 41.3 percent of the overall partnership interest, as of Sept. 30, 2013.  ONEOK is one of the largest natural gas distributors in the United States, and its energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.

For more information, visit the website at www.oneokpartners.com.

For the latest news about ONEOK Partners, follow us on Twitter @ONEOKPartners.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act, as amended, and Section 21E of the Exchange Act, as amended. The forward-looking statements relate to our anticipated financial performance (including projected operating income, net income, capital expenditures, cash flow and projected levels of distributions), liquidity, management’s plans and objectives for our future growth projects and other future operations (including plans to construct additional natural gas and natural gas liquids pipelines and processing facilities and related cost estimates), our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled” and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	the effects of weather and other natural phenomena, including climate change, on our operations, demand for our services and energy prices;

•
competition from other United States and foreign energy suppliers and transporters, as well as alternative forms of energy, including, but not limited to, solar power, wind power, geothermal energy and biofuels such as ethanol and biodiesel;

-more-

ONEOK Partners Announces Third-quarter 2013 Financial Results;
Updates 2013 Earnings Guidance Ranges

November 5, 2013

•	the capital intensive nature of our businesses;

•	the profitability of assets or businesses acquired or constructed by us;

•	our ability to make cost-saving changes in operations;

•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;

•	the uncertainty of estimates, including accruals and costs of environmental remediation;

•	the timing and extent of changes in energy commodity prices;

•
the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, pipeline safety, environmental compliance, climate change initiatives and authorized rates of recovery of natural gas and natural gas transportation costs;

•
the impact on drilling and production by factors beyond our control, including the demand for natural gas and crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and our facilities;

•	difficulties or delays experienced by trucks or pipelines in delivering products to or from our terminals or pipelines;

•	changes in demand for the use of natural gas and crude oil because of market conditions caused by concerns about global warming;

•	conflicts of interest between us, our general partner, ONEOK Partners GP, and related parties of ONEOK Partners GP;

•	the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control;

•
our indebtedness could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantages compared with our competitors that have less debt or have other adverse consequences;

•	actions by rating agencies concerning the credit ratings of us or the parent of our general partner;

•
the results of administrative proceedings and litigation, regulatory actions, rule changes and receipt of expected clearances involving the Oklahoma Corporation Commission (OCC), Kansas Corporation Commission (KCC), Texas regulatory authorities or any other local, state or federal regulatory body, including Federal Energy Regulatory Commission (FERC), the National Transportation Safety Board (NTSB), the Pipeline and Hazardous Materials Safety Administration (PHMSA), the Environmental Protection Agency (EPA) and the Commodity Futures Trading Commission (CFTC);

•	our ability to access capital at competitive rates or on terms acceptable to us;

•
risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines that outpace new drilling or extended periods of ethane rejection;

•	the risk that material weaknesses or significant deficiencies in our internal control over financial reporting could emerge or that minor problems could become significant;

•	the impact and outcome of pending and future litigation;

•	the ability to market pipeline capacity on favorable terms, including the effects of:
- future demand for and prices of natural gas, NGLs and crude oil;
- competitive conditions in the overall energy market;
- availability of supplies of Canadian and United States natural gas and crude oil; and
- availability of additional storage capacity;

•	performance of contractual obligations by our customers, service providers, contractors and shippers;

•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline and other projects and required regulatory clearances;

•
our ability to acquire all necessary permits, consents and other approvals in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct gathering, processing, storage, fractionation and transportation facilities without labor or contractor problems;

•	the mechanical integrity of facilities operated;

•	demand for our services in the proximity of our facilities;

•	our ability to control operating costs;

•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities;

•	economic climate and growth in the geographic areas in which we do business;

•	the risk of a prolonged slowdown in growth or decline in the United States or international economies, including liquidity risks in United States or foreign credit markets;

•	the impact of recently issued and future accounting updates and other changes in accounting policies;

-more-

ONEOK Partners Announces Third-quarter 2013 Financial Results;
Updates 2013 Earnings Guidance Ranges

November 5, 2013

•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;

•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;

•
risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the impact of uncontracted capacity in our assets being greater or less than expected;

•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;

•	the composition and quality of the natural gas and NGLs we gather and process in our plants and transport on our pipelines;

•	the efficiency of our plants in processing natural gas and extracting and fractionating NGLs;

•	the impact of potential impairment charges;

•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;

•	our ability to control construction costs and completion schedules of our pipelines and other projects; and

•	the risk factors listed in the reports we have filed and may file with the Securities and Exchange Commission (SEC), which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Part I, Item 1A, Risk Factors, in the Annual Report. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.

###

-more-

ONEOK Partners Announces Third-quarter 2013 Financial Results;
Updates 2013 Earnings Guidance Ranges

November 5, 2013

ONEOK Partners, L.P. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2013	2012	2013	2012
	(Thousands of dollars, except per unit amounts)
Revenues	$3,134,733	$2,547,460	$8,420,359	$7,266,354
Cost of sales and fuel	2,711,159	2,127,723	7,214,233	6,024,065
Net margin	423,574	419,737	1,206,126	1,242,289
Operating expenses
Operations and maintenance	108,978	110,268	338,353	319,905
Depreciation and amortization	61,182	49,754	174,086	150,024
General taxes	13,384	10,908	46,249	40,505
Total operating expenses	183,544	170,930	558,688	510,434
Gain (loss) on sale of assets	22	(420)	342	603
Operating income	240,052	248,387	647,780	732,458
Equity earnings from investments	27,468	28,591	79,744	92,380
Allowance for equity funds used during construction	6,429	3,302	21,172	6,126
Other income	3,753	2,971	8,229	6,567
Other expense	(589)	(472)	(2,447)	(2,104)
Interest expense (net of capitalized interest of $14,320, $11,328
$38,284 and $29,472, respectively)	(57,722)	(47,776)	(171,118)	(148,110)
Income before income taxes	219,391	235,003	583,360	687,317
Income taxes	(2,991)	(2,626)	(7,821)	(9,396)
Net income	216,400	232,377	575,539	677,921
Less: Net income attributable to noncontrolling interests	90	102	263	336
Net income attributable to ONEOK Partners, L.P.	$216,310	$232,275	$575,276	$677,585

Limited partners’ interest in net income:
Net income attributable to ONEOK Partners, L.P.	$216,310	$232,275	$575,276	$677,585
General partner’s interest in net income	(71,344)	(59,807)	(202,732)	(163,210)
Limited partners’ interest in net income	$144,966	$172,468	$372,544	$514,375

Limited partners’ net income per unit, basic and diluted	$0.64	$0.78	$1.68	$2.38

Number of units used in computation (thousands)	226,991	219,816	222,322	216,241

-more-

ONEOK Partners Announces Third-quarter 2013 Financial Results;
Updates 2013 Earnings Guidance Ranges

November 5, 2013

ONEOK Partners, L.P. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
	September 30,	December 31,
(Unaudited)	2013	2012
Assets	(Thousands of dollars)
Current assets
Cash and cash equivalents	$723,030	$537,074
Accounts receivable, net	956,575	914,036
Affiliate receivables	13,227	16,092
Gas and natural gas liquids in storage	390,629	235,836
Commodity imbalances	93,722	89,704
Other current assets	83,829	98,966
Total current assets	2,261,012	1,891,708

Property, plant and equipment
Property, plant and equipment	10,245,377	8,585,142
Accumulated depreciation and amortization	1,595,814	1,440,871
Net property, plant and equipment	8,649,563	7,144,271

Investments and other assets
Investments in unconsolidated affiliates	1,201,873	1,221,405
Goodwill and intangible assets	640,122	645,871
Other assets	110,756	55,975
Total investments and other assets	1,952,751	1,923,251
Total assets	$12,863,326	$10,959,230

Liabilities and equity
Current liabilities
Current maturities of long-term debt	$7,650	$7,650
Notes payable	47,000	—
Accounts payable	1,202,049	1,058,007
Affiliate payables	43,934	75,710
Commodity imbalances	228,207	273,173
Accrued interest	88,545	76,734
Other current liabilities	99,465	79,158
Total current liabilities	1,716,850	1,570,432

Long-term debt, excluding current maturities	6,046,494	4,803,629

Deferred credits and other liabilities	108,087	121,662

Commitments and contingencies

Equity
ONEOK Partners, L.P. partners’ equity:
General partner	169,166	152,513
Common units: 158,627,354 and 146,827,354 units issued and outstanding at
September 30, 2013, and December 31, 2012, respectively	3,448,986	2,945,051
Class B units: 72,988,252 units issued and outstanding at
September 30, 2013, and December 31, 2012	1,426,418	1,460,498
Accumulated other comprehensive loss	(57,263)	(99,322)
Total ONEOK Partners, L.P. partners’ equity	4,987,307	4,458,740

Noncontrolling interests in consolidated subsidiaries	4,588	4,767

Total equity	4,991,895	4,463,507
Total liabilities and equity	$12,863,326	$10,959,230

-more-

ONEOK Partners Announces Third-quarter 2013 Financial Results;
Updates 2013 Earnings Guidance Ranges

November 5, 2013

ONEOK Partners, L.P. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Nine Months Ended
	September 30,
(Unaudited)	2013	2012
	(Thousands of dollars)
Operating activities
Net income	$575,539	$677,921
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	174,086	150,024
Allowance for equity funds used during construction	(21,172)	(6,126)
Gain on sale of assets	(342)	(603)
Deferred income taxes	5,673	5,863
Equity earnings from investments	(79,744)	(92,380)
Distributions received from unconsolidated affiliates	79,022	92,996
Changes in assets and liabilities:
Accounts receivable	(42,539)	106,834
Affiliate receivables	2,865	(10,229)
Gas and natural gas liquids in storage	(154,793)	(125,033)
Accounts payable	171,770	(76,592)
Affiliate payables	(31,776)	3,132
Commodity imbalances, net	(48,984)	17,252
Accrued interest	11,811	(2,091)
Other assets and liabilities, net	12,702	(120,448)
Cash provided by operating activities	654,118	620,520

Investing activities
Capital expenditures (less allowance for equity funds used during construction)	(1,373,904)	(1,011,527)
Acquisition	(304,889)	—
Contributions to unconsolidated affiliates	(4,558)	(21,284)
Distributions received from unconsolidated affiliates	24,891	25,756
Proceeds from sale of assets	641	1,663
Cash used in investing activities	(1,657,819)	(1,005,392)

Financing activities
Cash distributions:
General and limited partners	(669,981)	(550,978)
Noncontrolling interests	(442)	(636)
Borrowing of notes payable, net	47,000	—
Issuance of long-term debt, net of discounts	1,247,822	1,295,036
Long-term debt financing costs	(10,217)	(9,635)
Repayment of long-term debt	(5,738)	(358,948)
Issuance of common units, net of issuance costs	569,246	919,521
Contribution from general partner	11,967	19,069
Cash provided by financing activities	1,189,657	1,313,429
Change in cash and cash equivalents	185,956	928,557
Cash and cash equivalents at beginning of period	537,074	35,091
Cash and cash equivalents at end of period	$723,030	$963,648

-more-

ONEOK Partners Announces Third-quarter 2013 Financial Results;
Updates 2013 Earnings Guidance Ranges

November 5, 2013

ONEOK Partners, L.P. and Subsidiaries
INFORMATION AT A GLANCE
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2013	2012	2013	2012
	(Millions of dollars, except as noted)
Natural Gas Gathering and Processing
Net margin	$130.9	$115.9	$365.4	$332.3
Operating costs	$45.1	$39.4	$141.7	$120.9
Depreciation and amortization	$27.4	$19.6	$76.4	$61.3
Operating income	$58.5	$57.0	$147.7	$151.3
Equity earnings from investments	$4.7	$5.5	$16.2	$21.0
Natural gas gathered (BBtu/d) (a)	1,389	1,149	1,311	1,091
Natural gas processed (BBtu/d) (a) (b)	1,135	906	1,060	833
NGL sales (MBbl/d) (a)	83	62	77	57
Residue gas sales (BBtu/d) (a)	521	416	475	386
Realized composite NGL net sales price ($/gallon) (a) (c)	$0.90	$1.10	$0.87	$1.07
Realized condensate net sales price ($/Bbl) (a) (c)	$90.68	$86.54	$87.40	$87.72
Realized residue gas net sales price ($/MMBtu) (a) (c)	$3.36	$3.69	$3.48	$3.74
Capital expenditures - growth	$197.0	$152.0	$556.9	$419.8
Capital expenditures - maintenance	$7.5	$5.7	$17.6	$15.3
(a) - Includes volumes for consolidated entities only.
(b) - Includes volumes at company-owned and third-party facilities.
(c) - Presented net of the impact of hedging activities on our equity volumes.

Natural Gas Liquids
Net margin	$226.2	$234.6	$632.1	$703.7
Operating costs	$57.0	$56.8	$171.1	$166.6
Depreciation and amortization	$23.0	$18.6	$65.0	$54.2
Operating income	$146.2	$158.8	$396.0	$482.4
Equity earnings from investments	$6.3	$4.7	$15.4	$16.4
NGL sales (MBbl/d)	686	615	647	544
NGLs transported-gathering lines (MBbl/d) (b)	574	530	542	517
NGLs fractionated (MBbl/d) (a)	557	581	535	565
NGLs transported-distribution lines (MBbl/d) (b)	454	504	426	489
Conway-to-Mont Belvieu OPIS average price differential -
ethane in ethane/propane mix ($/gallon)	$0.04	$0.16	$0.04	$0.21
Capital expenditures - growth	$222.6	$198.4	$753.3	$518.0
Capital expenditures - maintenance	$8.2	$13.9	$21.0	$43.5
(a) - Includes volumes at company-owned and third-party facilities.
(b) - Includes volumes for consolidated entities only.

Natural Gas Pipelines
Net margin	$69.5	$71.4	$211.2	$212.0
Operating costs	$23.5	$26.3	$75.6	$78.3
Depreciation and amortization	$10.8	$11.6	$32.7	$34.5
Operating income	$35.2	$33.5	$102.9	$99.1
Equity earnings from investments	$16.5	$18.3	$48.1	$55.0
Natural gas transportation capacity contracted (MDth/d) (a)	5,428	5,249	5,486	5,345
Transportation capacity subscribed (a)	89%	87%	90%	88%
Average natural gas price
Mid-Continent region ($/MMBtu) (a)	$3.42	$2.75	$3.56	$2.43
Capital expenditures - growth	$5.4	$—	$7.8	$1.7
Capital expenditures - maintenance	$5.7	$5.1	$14.7	$12.9
(a) - Includes volumes for consolidated entities only.

-more-

ONEOK Partners Announces Third-quarter 2013 Financial Results;
Updates 2013 Earnings Guidance Ranges

November 5, 2013

ONEOK Partners, L.P. and Subsidiaries
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Unaudited)	2013	2012	2013	2012
	(Thousands of dollars, except per unit amounts)
Reconciliation of Net Income to EBITDA and Distributable Cash Flow
Net income	$216,400	$232,377	$575,539	$677,921
Interest expense	57,722	47,776	171,118	148,110
Depreciation and amortization	61,182	49,754	174,086	150,024
Income taxes	2,991	2,626	7,821	9,396
Allowance for equity funds used during construction	(6,429)	(3,302)	(21,172)	(6,126)
EBITDA	331,866	329,231	907,392	979,325
Interest expense	(57,722)	(47,776)	(171,118)	(148,110)
Maintenance capital	(21,427)	(25,587)	(53,289)	(72,089)
Equity earnings from investments	(27,468)	(28,591)	(79,744)	(92,380)
Distributions received from unconsolidated affiliates	34,409	34,557	103,913	118,752
Other	(510)	(448)	(2,932)	(4,771)
Distributable cash flow	$259,148	$261,386	$704,222	$780,727

Distributions to general partner	(71,812)	(59,361)	(205,002)	(161,595)
Distributable cash flow to limited partners	$187,336	$202,025	$499,220	$619,132

Distributions declared per limited partner unit	$0.725	$0.685	$2.16	$1.98
Coverage ratio	1.14	1.34	1.04	1.45

Number of units used in computation (thousands)	226,991	219,816	222,322	216,241